Exhibit 10.1

Cascade Corporation

Executive Incentive Plan

FY 2009

Overview

Key plan objectives are to maximize and build shareholder value.  We believe the measure with the greatest impact on shareholder value is income before taxes.  As a result, this plan focuses on this measure with a modifier for individual contribution.

Key Plan Features

•                  Awards based on actual performance, not budget.

•                  Based on consolidated income before taxes subject to certain adjustments (“AIBT”).

•                  Threshold or minimum performance required before Plan pays any award.

•                  Individual performance (or “how” results are achieved) can modify the final award.

•                  Upside opportunity for extraordinary performance.

•                  Board discretion to adjust if economic/business conditions warrant (up to 30% of base salary maximum).

•                  Acquisitions or divestitures having a material impact on plan metrics will be incorporated using pro-forma business plan data.

Plan Metrics/Guidelines

Executive incentive payments will be determined based on AIBT and calculated as follows:

•                  Consolidated income before taxes for the fiscal year (per audited financial statements) (“IBT”).

•                  Add back executive incentive expenses and stock-based compensation expense included in AIBT.

•                  Adjust for significant non-recurring income or expenses (i.e., insurance and other litigation settlements, environmental expenses and asset dispositions).

•                  Adjust for costs related to European restructuring efforts.

In addition the following guidelines will apply to the determination of AIBT:

•                  All changes in the ABIT metrics are subject to approval by the Compensation Committee.

•                  Ongoing earnings and losses from acquisitions will be included.

•                  During the fiscal year in which an acquisition or divestiture takes place, no change will be made in the ABIT metrics.

•                  In the case of acquisitions or divestitures having a material impact, pro forma data will be used to determine the appropriate adjustment to ABIT.

Award Opportunity

A minimum of $55.0 million AIBT must be achieved for executives to receive any cash incentive.  The target AIBT for incentive purposes is $73.5 million.  From $55.0 million to $73.5 million each executive will receive a prorata percentage of their salary in incentive.  From $73.5 million to $88.0 AIBT each executive will receive an increased prorata percentage of their salary in incentive.  The maximum incentive available to any executive will be achieved at $88.0 million.

Fiscal 2009 Executive Incentive Schedule

	Incentive as % of Salary			Incentive Payouts
	Minimum	Target	Maximum
Position	$55.0	$73.5	$88.0	Minimum	Target	Maximum

President/CEO	34%	75%	150%	$183,600	$405,000	$810,000
COO	29%	65%	130%	87,000	195,000	390,000
CFO/VP	25%	55%	110%	56,250	123,750	247,500
VP Human Resources	20%	45%	90%	41,000	92,250	184,500
VP Manufacturing	23%	50%	100%	42,780	93,000	186,000

The Board may adjust the minimum level to reflect Board and management-determined business goals and strategies.  In addition, the Board has the discretion to allocate additional award dollars in the event of exceptional circumstances.

Individual Modifier

The Compensation Committee has the discretion to modify executive incentive awards based on individual performance as follows:

Outstanding achievement	1.2 times
Target achievement	1.0 time
Below target achievement	0.8 times